EXHIBIT 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL ANNOUNCES JOHN FOY TO RETIRE

CHATTANOOGA, Tenn. (December 12, 2012) – CBL & Associates Properties, Inc. (NYSE: CBL), today announced that John N. Foy has retired as an officer of the organization and as a director and Vice Chairman of CBL’s Board of Directors. He will remain to assist in this transition through the remainder of the year. Foy’s retirement concludes a 44-year career with the CBL organization and its predecessor company, including 19 years of service as a Director.

“Since John first joined my family’s shopping center development company in 1968, his foresight and expertise has ensured that we were always in a position of financial strength and able to pursue new growth opportunities,” said Charles B. Lebovitz, chairman of the Board. “John is well recognized and respected throughout the industry for his financial discipline and creative leadership. The strength of character with which John guides both his personal and professional life has established a culture within the CBL organization of integrity and excellence that will continue to guide our progress into the future. We appreciate his many years of significant contributions and wish him good health and continued success in his future endeavors.”

“I am proud of my role in helping to establish CBL as the remarkable organization that it is today,” said John N. Foy. “After forty-four years, the decision to retire isn’t easy, but I feel that we have a great management team in place to continue CBL’s track record of outstanding growth. I look forward to having the time to pursue new interests and am confident that CBL will continue to produce excellent results for its shareholders.”

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interest in or manages 162 properties, including 93 regional malls/open-air centers. The properties are located in 27 states and total 92.9 million square feet including 9.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

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CBL Announces John Foy to Retire

December 12, 2012

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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